INSPIRING SCIENCE, INNOVATING CARE
OXiGENE Reports First Quarter Operational and Financial Results
•	Company Continues to Achieve Regulatory and Clinical Milestones On or Ahead of Planned Timelines

•	Company Continues to Work with the U.S. Food and Drug Administration to Come to Agreement on Phase III Protocol for Anaplastic Thyroid Cancer

•	Company In-Licenses Preclinical Molecule Targeting B-Cells
WALTHAM, MA- – April 25, 2007—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage biotechnology company developing novel therapeutics to treat cancer and eye diseases, today reported operational and financial results for the first quarter ended March 31, 2007.
Dr. Richard Chin, President and Chief Executive Officer of OXiGENE commented that, “Vascular disrupting agents (VDAs) are an important and valuable new class of drug in development for the treatment of cancer and certain ophthalmologic conditions. We believe our lead drug candidate, ZYBRESTAT™, which we previously referred to as CA4P, has the potential to become the first VDA to reach the market. We are making very good progress on our studies and are working to initiate what we expect to be our pivotal Phase III registration study in anaplastic thyroid cancer later this quarter.”
Accomplishments for Q1 2007
The Company indicated that it has achieved many of its set milestones on or ahead of schedule:
     Clinical:
•	Positive results from Phase II ZYBRESTAT™ (CA4P) clinical trial in myopic macular degeneration (MMD-213); and

•	Positive discussions with the U.S. Food and Drug Administration regarding a protocol for ZYBRESTAT™ in a Phase III Pivotal Trial in Anaplastic Thyroid Cancer.
     Ophthalmology Formulation Development:
•	Initiated studies of ZYBRESTAT™ evaluating topical formulations with results expected in the second half of 2007.

     Business:
•	Executed a license for worldwide development and commercialization of a preclinical molecule targeting B-cells from Intracel, a privately-held company.
     Organizational:
•	Appointment of John Kollins as Senior Vice President and Chief Business Officer.
Financial Results
The net loss for the three months ended March 31, 2007 was $3.9 million, or $0.14 per share, compared with a net loss of $3.3 million, or $0.12 per share, in the first quarter of 2006.
At March 31, 2007, OXiGENE had cash, cash equivalents and marketable securities of approximately $42.2 million compared with approximately $45.8 million at December 31, 2006.
Cash utilization from operations for the first quarter of 2007 was approximately $3.6 million.
Clinical Update – ZYBRESTAT™
Oncology
Anaplastic Thyroid Cancer
The Company is currently working closely with the FDA to come to agreement on the Phase III protocol in anaplastic thyroid cancer. The Company is currently planning a randomized, Phase III clinical trial that is expected to enroll approximately 180 patients with ATC, two-thirds of whom will receive intravenous ZYBRESTAT™ plus carboplatin and paclitaxel, and the other third of whom will receive carboplatin and paclitaxel alone. The primary endpoint will be a statistically significant difference in the overall survival rate between the two treatment arms, as determined by a log-rank analysis of Kaplan-Meier survival curves at times when pre-determined numbers of study events (patient deaths) are reached. The study will be overseen by an Independent Data Monitoring Committee. The Company currently anticipates enrollment of the first patients later this quarter. Approximately 45 clinical trial sites worldwide are expected to participate in the study. ZYBRESTAT™ has received fast-track designation by the FDA and has also been granted orphan drug status in both the United States and Europe for ATC.
Non-small Cell Lung Cancer
The Company is planning to initiate a Phase II study with ZYBRESTAT™ in combination with an antiangiogenic agent in the second half of 2007. This study will include bevacizumab (Avastin®) based, in part, on OXiGENE’s preclinical research in this area. The detailed design of the protocol is under review with various lung cancer key opinion leaders.
Ovarian Cancer
The Company has a Phase II study in platinum-resistant ovarian cancer, running in the United Kingdom at a number of sites. This study is a modified Simon two-stage design which hopes to capture a specific number of responses in the first 18 patients. With an adequate number of responses, the study allows for an expanded phase to further evaluate the efficacy. It is likely that the first part will complete recruitment in the second half of this year.
Ophthalmology
The Company also noted the results of its MMD-213 study in which 100% of the twenty-three patients receiving ZYBRESTAT™ in this study achieved the primary endpoint, maintenance of vision at 3 months. Dr. Chin commented that, “We believe these results provide evidence of human proof-of-concept for the application of ZYBRESTAT™ in macular degeneration, since it has been observed that drugs that work in AMD appear to work in MMD and vice versa. Our ophthalmology program continues to progress well, and we are working to develop a topical eye drop formulation of ZYBRESTAT™.” The Company anticipates an IND filing for ZYBRESTAT™ in the treatment of AMD by the first quarter of 2008.
Clinical Update – OXi4503
The Company is progressing in the development of its protocol to study its product candidate OXi4503 in combination with bevacizumab in solid tumors. This study is expected to be an open-label dose escalation study with a two arm dose expansion phase to assess the safety, tolerability, biological and antitumor activity of the combination in subjects with advanced solid tumors. OXiGENE expects to finalize the protocol soon and to submit the protocol for IRB and regulatory approval this quarter. The Company anticipates having the first patient enrolled shortly after mid-year 2007.
Pre-Clinical Update – ZYBRESTAT™
Ophthalmology
OXiGENE has initiated studies evaluating topical formulations of ZYBRESTAT™ with results expected in the second half of 2007.
Pre-Clinical Update – OXi4503
The Company continues to further investigate the dual mechanism of action of OXi4503 and how to optimize its therapeutic potential. Studies are underway and have provided very encouraging data particularly in combination with already approved antiangiogenic approaches. Dr. Dai Chaplin, Chief Scientific Officer, commented, “We anticipate more presentations on this exciting treatment combination as we move through 2007. We are also supporting our clinical programs by determining the most relevant biomarkers of treatment response. A central part of the biomarker research is focused around the release of circulating endothelial cell progenitor cells observed following OXi4503 treatment.”
Baylor Collaboration
OXiGENE is continuing its drug discovery collaboration with Baylor University. The Company intends to have one early development candidate out of the Baylor initiative by year end and is already encouraged by the early data emerging from this program.
Antibody
The Company has executed a license agreement with Intracel, a privately-held company, for worldwide development and commercialization of a preclinical molecule targeting B-cells. This is a fully human antibody that the Company believes has the potential to be a best-in-class molecule. OXiGENE has already initiated development of this molecule, with the goal of filing an IND by the end of 2009.
Planned Events for 2007
•	Presentation of MMD-213 results at the 47th Annual Meeting of the Association of Research in Vision and Ophthalmology (ARVO) in Fort Lauderdale, FL on May 7, 2007 by David M. Brown MD FACS, MS Benz and Tien P. Wong MD of The Methodist Hospital, Houston, TX. The abstract may be viewed at www.arvo.org;

•	Enrollment of the first ATC patient into Phase III ZYBRESTAT™ trial later this quarter;

•	Initiate a Phase II ZYBRESTAT™ study in combination with bevacizumab in non-small cell lung cancer;

•	Presentation of data from ongoing Phase I study of OXi4503 at the American Society of Clinical Oncology in Chicago in June 2007;

•	Initiate a study with OXi4503 in solid tumors in combination with bevacizumab in third quarter, 2007; and

•	Initiate Phase I study with ZYBRESTAT™ (CA4P) for age-related macular degeneration by early 2008.
Dr. Peter Harris, Chief Medical Officer, commented that, “OXiGENE will continue to build on our successful pre-IND meetings for both our oncology program in anaplastic thyroid cancer and new formulations for ZYBRESTAT™. We shall continue to learn more about our compounds mechanistically to ensure that the clinical development program has the best possible chance for success.”
About OXiGENE, Inc.

OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of these risks.
CONTACT: OXiGENE, Inc.
Investor Relations
781-547-5900
SOURCE: OXiGENE, Inc.

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets

Cash, cash equivalents and marketable securities	$42,229	$45,839
Licensing agreement	752	777
Other assets	951	1,026

Total assets	$43,932	$47,642

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$3,907	$4,222
Total stockholders’ equity	40,025	43,420

Total liabilities and stockholders’ equity	$43,932	$47,642

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Costs and expenses:

Research and development	$2,389	$2,321
General and administrative	2,124	1,621

Total costs and expenses:	4,513	3,942

Operating loss	(4,513)	(3,942)

Investment income	572	612
Other expense, net	(8)	(6)

Net loss	$(3,949)	$(3,336)

Basic and diluted net loss per common share	$(0.14)	$(0.12)

Weighted average number of common shares outstanding	27,875	27,517